UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.  )

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DATASCOPE CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID DANTZKER, M.D.
WILLIAM J. FOX
MARK R. MITCHELL
PETER A. FELD

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the “Company”).

Item 1: On November 29, 2007, Ramius Capital issued the following press release
RAMIUS CAPITAL SENDS LETTER TO SHAREHOLDERS OF DATASCOPE

Cites Datascope’s History of Weak Financial Performance and Current Effort to Distort Facts and Mislead Shareholders

Urges Shareholders to Vote for Ramius’ Independent Nominees Who Are Committed to Improving Transparency and Accountability at Datascope

New York – November 29, 2007– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today issued a letter to all shareholders of Datascope Corp. (“Datascope” or the “Company”) (NASDAQ: DSCP) in which Ramius discusses Datascope’s long history of financial and operational underperformance.  The letter also notes that Datascope continues to ignore valid questions regarding alleged ethics violations involving Mr. Lawrence Saper, the Company’s founder, Chairman and CEO, and a senior executive in Europe.  Finally, the letter sets the record straight regarding false and misleading statements about, among other things, Ramius’ independent director nominees.

Ramius Partner Mark R. Mitchell stated, “Datascope is distorting the facts and misleading shareholders on a number of issues in an attempt to hide the reality that serious operational and governance problems exist and are damaging shareholder value.”

Mr. Mitchell added, “Contrary to their recent claims, Datascope is growing at a rate well below the industry and their record of creating value for shareholders is dismal by any objective measure.  In addition, their refusal to provide shareholders with adequate answers to the alleged ethics violations involving Mr. Saper proves that, now more than ever, change is necessary at Datascope.”

As previously announced, Ramius has nominated two independent director nominees for election at the Company’s 2007 Annual Meeting of Stockholders, which has been scheduled for December 20, 2007.

Information regarding the election contest, Ramius’ nominees, and the alleged ethics violations is available at www.ShareholdersForDatascope.com.

The full text of the letter follows:

November 29, 2007

Dear Fellow Datascope Shareholder:

VOTE FOR CHANGE AT DATASCOPE

SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

We are seeking your support to elect two highly qualified, independent director nominees at Datascope’s December 20, 2007 Annual Meeting.  If elected, Dr. David Dantzker, M.D. and William J. Fox will represent the interests of all shareholders through improved Board oversight, and proper management accountability.

In short, we are seeking to elect two independent and experienced directors to be the eyes, ears, and voices of all the shareholders on the Datascope Board.  We are not seeking control of the Company.  Rather we want to enhance shareholder value through greater transparency and accountability.

Datascope has chosen to run a campaign that evades legitimate shareholder concerns and relies on misleading statements instead of facts.  Do not be fooled by their attempts to steer this campaign away from the critical issues.  We urge you to focus on the facts so that you can make an informed decision.

We believe change is necessary in order for shareholders to realize the true value of their investment.  Our interests are aligned with yours.  We urge you to sign, date, and return the enclosed WHITE proxy card today with a vote FOR our nominees.

DATASCOPE HAS MATERIALLY UNDERPERFORMED UNDER THIS BOARD’S LEADERSHIP

THE NUMBERS TELL THE STORY

Throughout its misleading proxy campaign, Datascope has made numerous unqualified statements regarding growth initiatives, profitability, and shareholder value creation. They summarize these actions as a “sound strategic plan working to drive sustainable and profitable growth”.  The numbers, however, tell a different story.  Let’s look at the facts:

Since 2000, the Company has spent in the aggregate $244 million on research and development.  That is the equivalent of $16 per share.

Unfortunately, this significant investment has not paid off for shareholders.  Since 2000, revenue and gross profit have grown at a dismal compounded annual growth rate (“CAGR”) of 3.3% and 2.2%, respectively.  This performance is well below industry and peer growth rates.

Over that same period, sales, general, and administrative costs have increased from $117 million in fiscal year 2000 to $142 million in fiscal year 2007, an increase of over $25 million, or 21%.

Datascope’s heavy investment in research and development and increased spending on sales, general, and administrative expenses have not produced results, as shown in the table below.  Since 2000, total operating costs have increased a cumulative $170 million, while gross profit has only increased a cumulative $118 million, resulting in a cumulative deficit of over $52 million.

									Cummulative
June Fiscal Year End	2000	2001	2002	2003	2004	2005	2006	2007	Increase
Gross Profit	$181.7	$187.8	$183.9	$190.1	$202.7	$205.1	$209.0	$211.4
Sales, General, and Administrative	$116.8	$117.6	$126.1	$131.0	$137.5	$141.6	$143.1	$142.4
Research and Development	$24.4	$24.4	$25.7	$29.0	$32.5	$36.2	$37.3	$34.3
Total Operating Costs	$141.2	$142.0	$151.8	$160.0	$170.0	$177.8	$180.4	$176.7
Increase in Gross Profit since 2000		$6.1	$2.2	$8.4	$21.0	$23.4	$27.3	$29.7	$118.1
Increase in Operating Costs since 2000		$0.8	$10.6	$18.8	$28.8	$36.6	$39.2	$35.5	$170.3
Incremental Profit / (Loss)									$(52.2)

These ballooning costs have adversely affected the Company’s earnings.  On a GAAP basis (generally accepted accounting principles), earnings per share have decreased from $2.06 per share for fiscal year 2000 to $1.14 per share in fiscal year 2007, a decline of 45%.

This weak financial performance has been reflected in the stock price performance.  Datascope has significantly underperformed the S&P 500 and the Russell 2000, two key benchmark indices, since 1992, which is as far back as data is available electronically.  On a total return basis, including all dividends paid, Datascope has returned 89.3%, versus the S&P 500 total return of 370.1% and the Russell 2000 total return of 374.9%.

Since early 2001, as far back as data is available for the S&P Healthcare Index, on a total return basis, Datascope has returned 25.1% versus the S&P Healthcare Index total return of 45.0%.  The S&P 500 and the Russell 2000 returned 41.0% and 86.5%, respectively for that period.

We think the facts speak for themselves.  Despite unqualified claims by the Company regarding growth initiatives, profitability, and shareholder value creation, Datascope has materially underperformed under the leadership of this Board.

DATASCOPE CONTINUES TO IGNORE VALID QUESTIONS REGARDING THE ALLEGED ETHICS VIOLATIONS

SHAREHOLDERS MUST DEMAND ANSWERS

In our November 15, 2007 letter to shareholders we raised several direct questions regarding:

▪	the Company's claim that there was no evidence to support the allegations of ethics violations or evidence of wrongdoing;
▪	the independence of the forensic accountants who investigated the alleged ethics violations; and
▪	the history of significant senior executive turnover at Datascope.

Datascope has still not provided direct answers to our important questions.  Instead, they dismissed our inquiries as, “numerous unfounded assertions about the 2007 investigation undertaken by the Audit Committee of your Board in an effort to distort the facts.”  Again, do not let Datascope mislead you.  You can find all of the facts surrounding the ethics violations, related investigations, and other information at www.shareholdersfordatascope.com.

Consider just one example concerning the investigation of the ethics allegations against Chairman and CEO Lawrence Saper and another senior Datascope executive:

In the letter we sent to shareholders on November 15, 2007, we posed the following question, “Who are the independent forensic accountants and what relationship, if any, do they have to the Company or the Board?”

The Company never responded to our direct question, but you should know that, according to news reports, the forensic accountants selected by the Board’s Audit Committee were KPMG.  Mr. Loughlin, Chairman of the Board’s Audit Committee, is a forty-year veteran of KPMG, was a senior partner at that firm, was Global Lead Partner of its Healthcare Practice and in fact served on the KPMG Board of Directors.

We believe it is misleading at best for the Company to maintain that the forensic accountants they employed had no “material prior relationship with the Company” when a Board member heading up the investigation is a former director and senior partner of the accounting firm they hired.

THE LATEST LETTER FROM THE DATASCOPE BOARD IS YET ANOTHER DESPERATE ATTEMPT TO DISTRACT YOU FROM THE REAL ISSUES

In its November 26, 2007 letter to shareholders, the Board would have you believe that Ramius Capital is somehow conflicted because of its investment in another publicly-traded medical device Company, Kensey Nash Corporation.  This couldn’t be further from the truth.

The only product category in which Datascope and Kensey Nash directly compete is the vascular closure market.  Kensey Nash’s product, Angio-Seal, is marketed and sold by St. Jude Medical and is the market share leader in vascular closure with approximately $300 million in sales or a 65% market share.  Conversely, Datascope’s product, VasoSeal, has lost significant market share and generated only $1.4 million of sales in the first quarter of fiscal year 2008.  This represents only 1.6% of total sales for Datascope in that quarter.  In fact, Datascope is currently trying to sell this business and has engaged an investment bank to execute a transaction.

Based on the immaterial size and non-core nature of the VasoSeal product, we believe it is highly misleading for Datascope to accuse us of having a conflict of interest.  As a significant shareholder, our interests are entirely aligned with yours.  Ramius is a diversified investment firm with investments in hundreds of publicly traded companies.  We have a long track record of fulfilling our commitments to improve shareholder value at the companies we have targeted for significant investment.

Furthermore, it is critical for shareholders to understand that Dr. Dantkzer and Mr. Fox are entirely independent of Ramius and, if elected, will represent the best interests of all shareholders.  Contrary to the statements that Datascope makes in its letter to shareholders dated November 26, 2007, our modest compensation arrangements with Dr. Dantkzer and Mr. Fox are strictly meant to align their interests with those of all shareholders in a similar manner as option and restricted stock grants for directors.

In that same letter, Datascope questioned the corporate governance and performance track record of Mr. Fox.  Shareholders should know the facts.  Mr. Fox has had a strong career as an operator, advisor, and director of public and private companies.  We feel it is appropriate to directly address the Company’s remarks concerning failures of internal controls and accusations of corporate governance deficiencies at Nephros while Mr. Fox was a Board member.

▪
The failure of internal controls at Nephros were primarily identified by management and related to certain miscellaneous accruals, and to the overstatement of expenses related to changes under FAS123R regarding the accounting method for employee stock options

▪	The option accounting issues were not related to backdating or mis-pricing options

▪	The Company promptly restated its first quarter 2006 report which resulted in an improvement in earnings

▪	The miscellaneous accruals were recorded, in concurrence with the Company’s auditors, prior to the release of the related audited financial statements

Additionally, the Company’s claim that Mr. Fox has been a defendant in at least three lawsuits is misleading.  Mr. Fox has served as a senior executive of several public companies over his career.  It is not uncommon for senior executives of public companies to be named in lawsuits.  Mr. Fox was only deposed in one case, which was merely to confirm the dates of board meetings and the nature of board discussions.

However, if it’s lawsuits involving directors that Datascope wants to bring to light in its misleading proxy campaign, then perhaps you should be aware of the 2001 action in the United States District Court for the District of New Jersey against Mr. Saper and the Datascope Board alleging improper compensation for Mr. Saper and the 1993 action against Mr. Saper and the Company alleging insider trading by Mr. Saper, among other things.  The 1993 action was settled in 1996, costing the Company approximately $5.6 million, plus legal expenses.  The 2001 action was also settled with a reduction to Mr. Saper’s supplemental executive retirement plan and a payment of plaintiff’s attorney’s fees by Datascope’s insurance company.

Mr. Fox has had a distinguished career that spans more than 30 years.  In addition to Nephros, Mr. Fox has also been the Co-Chairman of the Board of Loehmann’s Holding, Inc., Vice Chairman of the Board of The Hain Food Group, on the Board of Directors of Revlon, Inc., and on the Board of Directors of several smaller companies.

Please do not be fooled by the Company’s misleading statements.  Shareholders deserve all of the facts.  As we have stated before, our knowledgeable, experienced, and truly independent director nominees are committed to working in a productive manner with the other Datascope directors in order to ensure that the Company is being run in a manner that is in the best interest of all shareholders.

We urge you to sign, date and return the enclosed WHITE proxy card today with a vote FOR our nominees.

For more information about this election contest, please visit www.shareholdersfordatascope.com.

We thank you for your support.

/s/ Mark R. Mitchell
Mark R. Mitchell
Partner, Ramius Capital Group, L.L.C.

Please sign, date and return the enclosed WHITE proxy card today, or if available, vote your shares by phone or over the internet by following the enclosed instructions.  If you have any questions, or require assistance in voting your shares, please call our proxy solicitors:

Innisfree M&A Incorporated
501 Madison Avenue – 20th Floor
New York, New York 10022
Stockholders Please Call Toll-Free: (888) 750-5834
Banks or Brokers Call Collect: (212) 750-5833

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 2, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of shareholders of Datascope Corp., a Delaware corporation (the "Company").

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company ("Starboard"), Parche, LLC, a Delaware limited liability company ("Parche"), RCG Enterprise, Ltd, a Cayman Islands exempted company ("RCG Enterprise"), RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard Advisors"), Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., William J. Fox, Mark R. Mitchell and Peter A. Feld (the "Participants"). As of November 29, 2007, Starboard beneficially owned 577,862 shares of Common Stock of the Company and Parche beneficially owned 109,875 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 109,875 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 577,862 shares of Common Stock of the Company owned by Starboard and the 109,875 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 577,862 shares of Common Stock of the Company owned by Starboard and the 109,875 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 577,862 shares of Common Stock of the Company owned by Starboard and the 109,875 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 577,862 shares of Common Stock of the Company owned by Starboard and the 109,875 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Dr. Dantzker and Messrs. Fox, Mitchell and Feld are deemed to beneficially own the 577,862 shares of Common Stock of the Company owned by Starboard and the 109,875 shares of Common Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080